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Employment Contract

January 16, 2009

Ms. Kathy Griffin
25 Del Prete Dr.
Hingham, MA 02043

Re: Director-Strategic Planning.

Dear Kathy:

We appreciate your favorable response to our offer for you to become the Director-Strategic Planning of Tree Top Industries, Inc.  I personally am eager  to welcome you to the company, as are the members of the Board.

As I mentioned in my prior correspondence with you, attracting the appropriate executive level personnel is difficult at best, but trying to do so at the same time as the company is building itself is even more difficult. This has now become compounded by the new economic circumstances and recession in the U.S.  However, it is with your help, that we anticipate establishing the company as a leader in the new environment and economic conscious market place.  Moreover, we have not lost our vision in regard to acquiring cutting edge technology although skepticism is broadly articulated in the market by most sitting on the side-lines. This is for us a moment when we can demonstrate how our vision is the future. I am simply restating our goals including our desire to perhaps become listed on the American Stock Exchange in the next year or two.

That all having been said, we too have been affected to some degree by the economic debocle these past five months, and in review with our institutional/investor relations advisors are now contemplating a few adjustments to our overall business plan implementation, but not its overall goals. In that sense, subject to approval of our revised business plan by the Board of Directors at its meeting on February 6, 2009, we would like you take on the position effective April 1, 2009, or shortly thereafter should you require another week or two before starting. In addition, we recognize that our signing bonus no longer provided the same attraction as it did just a few weeks ago and therefore have at our sole discretion increased it to 1.4 million shares of common restricted stock.

We hope that you find these minor adjustment(s) acceptable and will execute this Agreement.

With best regards,

/s/______________________________
David Reichman, Chairman & CEO

Attachment: Employment Agreement.

JOB DESCRIPTION:

Director-Strategic Planning. The position, as previously discussed in our meetings, is based in Massachusetts with required travel to Los Angeles and other domestic and International places, and reports to the Office of the Chief Executive which as the company expands will include two or three group executive Vice-Presidents. The position in addition enjoys dotted line responsibility from each company President and the parent company CFO.  Our structure is meant to develop, facilitate and promote an entrepreneurial milieu, where professionals cross lines to work together for a common goal. Finally, this position includes participation in events that promote both social and economic results for the company as well as society at large.

Starting date:      April 1, 2009.

Starting Salary:   $127,500. Annual.

Six Months performance review.

Term:                      3 Years, with annual performance and salary review.

Health Ins.             Currently Anthem plan, researching alternative plans.  Coverage effective after 3 months employment.

Pension &
Profit Sharing:       Subject to plan approved by the Board for all executive staff.

Signing Bonus:       1,400,000 shares of Company Common Stock, restricted in accordance with Rule 144, subject to all SEC regulations.

Stock Options:       TBD; and subject to Board allocation and Approval.

Job Base:                Hingham, Massachusetts.

Work Agreement: Travel from MA. Base will consist of a Minimum two (2) contiguous weeks, whether to one location or multiple, with one week back to MA.

Travel Commit:     Domestic and International, approximately 70% to 75%.

Vacation:                 Executive Plan: Three weeks per year; year 1 through 5.  During year one, vacation weeks not to be taken contiguously.

Personal/Sick:        TBD.

Travel Expenses:   Hotel, air & ground transportation will be arranged by the Employer, and in-accordance with company travel policy.  Company Credit Card(s) will be provided for expenses which  are not directly billed to the Company. Travel expense vouchers are required on a weekly, trip a/o monthly basis as  appropriate. All air mileage will accrue to your personal frequent-flyer number but remain available for use, by the employee, for company business.

                                Hotel Award Mileage at Company Contracted Hotel(s) will not accrue to the employee, but rather the employer.   However, hotel usage outside of Cities which have
                                company contracted hotels is available to the employee personally, and the employee may use same for their personal use and subject to any imposed tax.

I, Kathy Griffin, hereby accept the above offer of employment.

By:_/s/______________________  dated ______________,  ___ , 2009.
Kathy M. Griffin

Social Security Number: __ __ __-__ __-__ __ __ __

Accepted: Tree Top Industries, Inc.

   By:_/s/__________________
   David I Reichman, Chairman & CEO